UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 18, 2025

ServisFirst Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36452	26-0734029
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2500 Woodcrest Place, Birmingham, Alabama	35209
(Address of principal executive offices)	(Zip Code)

(205) 949-0302
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common	SFBS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 18, 2025, ServisFirst Bancshares, Inc. (the “Company”) announced the appointment of David Sparacio, 54, as Executive Vice President and Chief Financial Officer of ServisFirst Bank (the “Bank”). Mr. Sparacio will begin his role as Executive Vice President and Chief Financial Officer on March 10, 2025.

Previously, Mr. Sparacio served as Executive Vice President and Corporate Controller of Ameris Bank, a state-chartered community bank, a position he held since October 2021. Prior to joining Ameris Bank, he served as Senior Vice President, Director of Accounting, of IBERIABANK, a state-chartered community bank, from September 2012 to April 2021. Mr. Sparacio also previously held positions at The Carlyle Group, Regions Bank, BBVA Compass, Hibernia National Bank and First Commerce Corporation. Mr. Sparacio currently serves in reserve status as the Command Inspector General for the 84th Training Command and is a veteran of the United States Army.

Mr. Sparacio does not have any family relationships with any of the Company or the Bank’s directors or executive officers. Mr. Sparacio does not have any arrangement or understanding with any person pursuant to which he was named or selected to be an officer of the Company or the Bank. Mr. Sparacio is not a party to any transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Sparacio will receive a base salary of $350,000 and a cash signing bonus of $25,000 (repayable if Mr. Sparacio’s employment terminates within 24 months). Mr. Sparacio will also receive an award of 5,000 shares of restricted stock that will vest in full in five years and will be eligible to participate in the Company’s incentive plans and other Company benefits, including 401(k), health care and similar plans.

Mr. Sparacio also entered into a Change in Control Agreement, which provides him with certain employment protections for a two-year period following a change in control of the Company (the “Protected Period”). If Mr. Sparacio’s employment is terminated during the Protected Period without Cause or by Mr. Sparacio with Good Reason (as those terms are defined in the Change in Control Agreement), he would be entitled to receive, among other benefits: (1) a cash severance payment equal to 2 times the sum of (a) his base salary at the time of termination, and (b) the average cash bonus paid to Mr. Sparacio over the prior three years; and (2) a pro-rata bonus for the fiscal year in which the termination occurs. He would also be entitled to receive a lump sum cash payment equal to 18 months’ worth of COBRA premiums, based on Mr. Sparacio’s then-current coverage elections. The foregoing summary of the terms of the Change in Control Agreement is subject to, and qualified in its entirety by, the form of Change in Control Agreement, which was filed as Exhibit 10 to the Company’s Current Report on Form 8-K, filed February 25, 2021.

Ed Woodie, who was previously serving as Interim Chief Financial Officer, will continue to serve as the Company’s Senior Vice President and Controller, but no longer as Interim Chief Financial Officer effective as of March 10, 2025.

Item 9.01 – Financial Statements and Exhibits.

(a)	Not applicable
(b)	Not applicable
(c)	Not applicable
(d)	Exhibits:

Exhibit No.	Description

10.1	Form of Change in Control Agreement (incorporated by reference to Exhibit 10 to the Company’s Current Report on Form 8-K, filed March 1, 2021).
99.1	Press release dated February 19, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SERVISFIRST BANCSHARES, INC.

Dated: February 19, 2025	By:	/s/ Thomas A. Broughton, III
Thomas A. Broughton, III
Chairman, President and Chief Executive Officer